EXHIBIT 2.4
-----------


                     ARVIDA/JMB PARTNERS, L.P.-II
                    a Delaware limited partnership
                            c/o JMB Realty
                       900 North Michigan Avenue
                     Chicago, Illinois 60611-1575



                                       May 20, 1997



Starwood/Talega Associates, L.L.C.
a Delaware limited liability company
c/o Starwood Capital Group, L.L.C.
Three Pickwick Plaza
Suite 250
Greenwich, Connecticut 06830

Attention:  Jeff Dishner

     Re:   Agreement for Purchase and Sale of Real Property and Escrow
Instructions by and between Arvida/JMB Partners, L.P.-II, a Delaware limited partnership ("Seller") and Starwood/Talega Associates, L.L.C., a Delaware limited liability company ("Buyer"), dated October 25, 1996, as amended (the "Agreement")

Ladies and Gentlemen:

     Reference is made to the Agreement, under which by letter of April
30, 1997 (the "Default Declaration"), Seller declared Buyer in default. Buyer has denied any default. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree that the Agreement is ratified and amended as set forth below, and all prior amendments to the Agreement, other than Paragraphs 8, 10, 11, 12, 13, 14 and 15 of the letter agreement between Seller and Buyer dated March 18, 1997, are declared null and void and superseded hereby. All capitalized terms which are used but not defined herein have the meanings ascribed to such terms in the Agreement.

     1. Section 2.04 of the Agreement is amended by deleting the text thereof in its entirety and substituting the following in its place:

           The purchase price to be paid by Buyer for the Property shall be the sum of Thirty-One Million One Hundred Thousand and No/100

           Dollars ($31,100,000.00) ("Purchase Price"), as hereinafter provided.

     2. Section 2.05(a) of the Agreement is amended by deleting the text thereof in its entirety and substituting the following in its place:

           Buyer has tendered the sum of One Million and No/100 Dollars ($1,000,000.00) (the "Deposit") to First American Title Insurance Company, 144 East 5th Street, Santa Ana, California 92701 (the "Escrow Holder").

By execution of this Letter Agreement, Seller and Buyer hereby (a) agree that the Deposit, together with all interest accrued thereon, has been and is fully earned by Seller, subject only to return to Escrow Holder in the event or the occurrence, after the date of this Letter Agreement and prior to Closing, of either (i) default by Seller pursuant to the Agreement as amended by this Letter Agreement, or (ii) failure of a condition set forth in Section 2.03 (a), (b) or (c) of the Agreement as amended by this Letter Agreement, and (b) irrevocably instruct Escrow Holder, forthwith upon receipt of a copy, or counterparts, of this Letter Agreement executed by Seller and Buyer, to disburse the Deposit, together with all interest accrued thereon through the date of such disbursement, by wire transfer to Seller's mortgage lender's account in accordance with the following wire instructions:

                       Bank of America Illinois
                       ABA Routing #071-0000-39
                        840 South Canal Street
                               2nd Floor
                           Chicago, IL 60697
                         Attn:  Nina Contraras
               Reference:  Ban Control Account #36-20239
                          Arvida/Talega Sale



to be received by Seller's mortgage lender not later than 12:01 p.m., Central Standard Time, on May 21, 1997 (with respect to which time is of the essence), in consideration of Seller's (a) waiver of Buyer's default as set forth in the Default Declaration and (b) agreement herein to reinstate the Agreement; and said sum is now and hereafter at all times will be deemed fully earned by, and the separate property of Seller, the receipt and sufficiency of which consideration Buyer hereby acknowledges; and Buyer hereby waives and disclaims any right, now or hereafter, to claim against or seek refund of the Deposit and accrued interest, whether pursuant to the terms of or under the Agreement, as amended, or otherwise, other than as a result of the occurrence, after the date of this Letter

Agreement and prior to Closing, of (i) default by Seller pursuant to the Agreement as amended by this Letter Agreement, or (ii) failure of a condition set forth in Section 2.03 (a), (b) or (c) of the Agreement as amended by this Letter Agreement. Notwithstanding the foregoing, if Escrow Holder requires any additional instructions or evidence of authority to disburse and wire the Deposit and accrued interest to Seller's mortgage lender (which instructions Seller and Buyer intend hereby to waive), Buyer agrees immediately upon request of Escrow Holder or Seller to satisfy such additional requirements. The terms of this Letter Agreement, other than the foregoing invocable instructions to Escrow Holder, will not be effective or enforceable by Buyer against Seller until said sum has been paid in full to and received by Seller as provided in this Paragraph 2.

     3. Section 2.05(b) of the Agreement is amended by deleting the text thereof in its entirety and substituting the following in its place:
"The sum of Thirty Million One Hundred Thousand Dollars ($31,100,000.00), less the amount disbursed by Escrow Holder to Seller pursuant to Letter Agreement between Seller and Buyer dated May 21, 1997, will be paid on the Closing Date by wire transfer to Escrow Holder for deposit in escrow"; and
Section 2.05(c) is deleted in its entirety.

     4. Section 2.06 of the Agreement is amended by deleting the first clause of the second sentence thereof and substitution in its place:
"Brokerage Commissions in the amount of Two Hundred Thirty Three Thousand Two Hundred Fifty Dollars ($233,250.00) ("Brokerage Commissions") shall be payable to each of O'Donnell, Atkins Company and The Overland Company by Escrow Holder from proceeds due Seller at Closing, if any, hereunder, and from no other source, in accordance with Section 4.08(f) of this Agreement..."

     5. Section 4.05 of the Agreement is amended by deleting the text thereof in its entirety and inserting the following in its place: "The consummation of the transactions contemplated by this Agreement will take place at the office of Escrow Holder on May 30, 1997, time being of the essence with respect thereto; and if Buyer fails to close on or before May 30, 1997, for any reason other than the occurrence after May 21, 1997, of either (a) a default by Seller, or (b) the failure of a condition set forth in Section 2.03(a)-(c) of the Agreement, as amended by the Letter Agreement between Seller and Buyer dated May 21, 1997, this Agreement will be null and void and neither party will have any further rights or obligations hereunder, except with respect to the indemnity set forth in the last two sentences of Section 3.05."

     6. Seller acknowledges that the condition to Seller's obligations pursuant to the Agreement set forth in Section 2.02(a) thereof has been satisfied subject only to performance by the District of its agreements with Seller pursuant to the Compromise Settlement and Mutual Release Agreement between Seller and the District, a copy of which is attached hereto as Exhibit A: and the condition to Seller's obligations pursuant to the Agreement set forth in Section 2.02(b) thereof has been satisfied.

     7. Sections 2.03(d) and (f) of the Agreement are deleted in their entirety.

     8. Sections 3.03, 3.04, 3.05 (except the last two sentences thereof), 3.06 and 3.07 of the Agreement are deleted in their entirety. Buyer acknowledges that all conditions and obligations of Seller for which provision is made in Article III of the Agreement, including without limitation all preclosing obligations of Seller pursuant to Section 3.01 and 3.02 (but excluding Seller's obligation to pay any unpaid amounts due for the Title Report, Title Commitment or Survey), have been fully and timely performed and satisfied, and Buyer waives and disclaims any right to terminate, or avoid performance of Buyer's obligations pursuant to, the Agreement pursuant to the provisions of said Article III.

Buyer accepts the physical condition and legal status (including under all planning, building, zoning, environmental land use and other applicable laws, ordinances and regulations) of the Property existing as of the effective date of this Letter Agreement.

     9. Section 4.07 or the Agreement is amended by deleting the first two sentences thereof and substituting the following their place: "On or prior to the Closing Date Buyer shall deposit with Escrow Holder the balance of the Purchase Price due at Closing in accordance with Section 2.05(b)."

     10. Buyer waives any right to assert, or to make claim against Seller with respect to any misrepresentation or breach of as warranty or covenant of Seller based upon, related to or arising our of the provisions of Section 5.01 or 6.01 of the Agreement based upon facts or circumstances of which Buyer has or has had actual knowledge on or before the effective date of this Letter Agreement, and Buyer acknowledges and agrees that to Buyer's Knowledge Seller has timely complied with all of its covenants and agreements set forth in the Agreement and all Seller Axillary documents to the effective date of this Letter Agreement. Further, the last sentence of
Section 5.01 is amended to add "Jeff Dishner" after "Eugene A. Gorab and
S. John Robinson."

     11. Section 7.01 of the Agreement is deleted. Seller agrees that payment of the Deposit, and interest accrued thereon to Seller pursuant to Paragraph 2 of this Letter Agreement constitutes full settlement of all obligations of Buyer to Seller in the event that Buyer fails to close pursuant to the Agreement.

     12. The provisions of Section 8.02 of the Agreement are incorporated herein by reference and applicable hereto as if set forth herein in full.

     13. Notwithstanding the provisions of Section 8.14 of the Agreement, simultaneously with Closing Buyer may assign the Agreement to the person or entity to whom or which title is conveyed at Closing, provided that Buyer will remain liable for all obligations "Buyer" under the Agreement.

     14. Except as amended and modified hereby, the Agreement is ratified and affirmed and remains in good standing and in full force and effect.

     Please acknowledge your consent to the foregoing amendments by executing this Letter Agreement in the space provided below and delivering the executed counterpart to Stephen A. Lovelette at the Seller's address set forth above, and to Escrow Holder at its address set forth in Section 2.05(a) of the Agreement, on or before 12:01 p.m., Central Standard Time, on May 21, 1997, as to which time is of the essence; and if an executed counterpart has not theretofore been received, and/or if Seller has not received the Deposit and accrued interest as set forth in Paragraph 2 above, this Letter Agreement will be null and void and the settlement offer which is evidenced hereby automatically will be withdrawn. This Letter Agreement is delivered to you incident to and in furtherance of pending settlement discussions with respect to the dispute between Seller and Buyer concerning the rights and obligations, is any, of Seller and Buyer pursuant to the Agreement; and unless and until Seller has received a counterpart copy of this Letter Agreement fully executed by Buyer, and the Deposit and interest accrued thereon have been paid to and received by Seller as set forth in Paragraph 2 of this Letter Agreement, this Letter Agreement will not be effective, neither Buyer nor Brokers will not have any rights or



                 [ Remainder of this page left blank ]
claims pursuant to this Letter Agreement, and the existence or terms hereof will not be used by or admissible in evidence against Seller in any litigation or dispute concerning the Agreement.

                            ARVIDA/JMB PARTNERS, L.P.-II, a
                            Delaware limited partnership

                            By:   Arvida/JMB Managers-II Inc., a
                                  Delaware corporation,
                                  its General Partner


                                       /s/ STEPHEN A. LOVELETTE
                                  By:   Stephen A. Lovelette
                                  Its:  Vice President

ACCEPTED and AGREED to this
__________ day of May, 1997

STARWOOD/TALEGA ASSOCIATES L.L.C.,
a Connecticut limited liability company

By:  Starwood Opportunity Fund IV, L.P. a
     Delaware limited partnership
     By:   SOFI IV Management, L.L.C., a
           Connecticut limited liability company
           By:   Starwood Capital Group, L.L.C.,
                 a Connecticut limited liability
                 company


           By:   /s/ JEFF DISHNER
                 Jeff Dishner
           Its:  Senior Vice President